UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2014

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33448

Delaware (State or other jurisdiction of incorporation)	20-1450327 (IRS Employer Identification No.)

600 Montgomery Street, Suite 1100 San Francisco, CA 94111 (Address of principal executive offices, including zip code)

415-835-8900 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 29, 2014, JMP Group Inc. (the “Company”) completed its previously announced offering of $42.0 million, in the aggregate, of the Company’s 7.25% Senior Notes due 2021 (the “Notes”). The Notes were sold pursuant to an effective Registration Statement on Form S-3 (File No. 333-183619) filed with the Securities and Exchange Commission on August 29, 2012 (the “Registration Statement”), and a related prospectus and prospectus supplement filed with the Securities and Exchange Commission, and were issued pursuant to the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of January 29, 2014, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Second Supplemental Indenture supplements the Indenture entered into by and between the Company and the Trustee, dated as of January 24, 2013 (the “Base Indenture” and, together with the Second Supplemental Indenture, the “Indenture”). The Underwriters may also purchase up to an additional $6.3 million of Notes from the Company at the public offering price, less the underwriting discount, within 30 days from the date of the prospectus supplement, to cover overallotments, if any.

The Notes bear interest at the rate of 7.25% per annum. Interest on the Notes is payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on April 15, 2014. The Notes will mature on January 15, 2021.

The Company may, at its option, at any time and from time to time, on or after January 15, 2017, redeem the Notes in whole or in part on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the Notes. The Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of redemption. On and after any redemption date, interest will cease to accrue on the redeemed Notes. If the Company is redeeming less than all of the Notes, the Trustee will select the Notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

The Indenture contains a minimum liquidity covenant, which obligates the Company to maintain Liquidity (as defined therein) of at least an amount equal to the lesser of (i) the aggregate amount due on the next eight scheduled quarterly interest payments on the Notes, or (ii) the aggregate amount due on all remaining scheduled quarterly interest payments on the Notes until the maturity of the Notes.

The Indenture also contains customary event of default and cure provisions. If an uncured default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Notes may declare the Notes to be immediately due and payable.

The public offering price of the Notes was 100.0% of the principal amount (i.e., $42 million). The Company received net proceeds after discounts and commissions, but before expenses, of approximately $40.7 million and will use such proceeds for general corporate purposes. If the Underwriters exercise the overallotment option in full, the total proceeds, before expenses, will be approximately $46.9 million.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Note. Copies of the Second Supplemental Indenture and Note are attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference and into the Registration Statement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Notes and the Indenture set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

4.1	Second Supplemental Indenture dated as of January 29, 2014, between JMP Group Inc. and U.S. Bank National Association, as trustee.

4.2	Form of 7.25% Senior Note due 2021 (included as Exhibit A to Exhibit 4.1 above).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP INC.

Date: January 30, 2014	By:	/s/ Scott Solomon
Scott Solomon

Chief Legal Officer and Secretary